Exhibit 99.1

Summit Materials, Inc. Reports Third Quarter 2017 Results

-Net Revenue +19.6% Y/Y; Operating Income +28.8% Y/Y; Net Income +76.4% Y/Y

-Generated Y/Y Organic Volume Growth Across Materials Lines of Business

-Completed Four New Acquisitions Since August 2017 For a Combined Purchase Price of $94 million

-Lowering FY17 Adjusted EBITDA Guidance to a Range of $425 million to $435 million due to Hurricanes Harvey & Irma

DENVER, CO. - (October 30, 2017) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the third quarter 2017.

For the three months ended September 30, 2017, the Company reported diluted net income per share of $0.72 on net income of $79.1 million, compared to diluted earnings per share of $0.60 on net income of $44.8 million in the prior year period.  On an adjusted diluted basis, excluding tax-related adjustments, the Company reported adjusted diluted net income per share of $0.73 per share on net income of $82.0 million, compared to adjusted diluted earnings per share of $0.71 on adjusted net income of $73.5 million in the prior year period.  In the third quarter, the Company recorded a significant benefit related to the valuation of its deferred tax assets that was substantially offset by a corresponding Tax Receivable Agreement (“TRA”) expense.  Both of these items are excluded from adjusted net income.  Operating income increased by 28.8% to $113.9 million in the third quarter 2017, versus $88.4 million in the prior year period.

“We delivered double-digit year-over-year growth in net revenue, operating income and net income during the third quarter, driven by a combination of increased organic sales volumes in our materials businesses, together with contributions from recently completed acquisitions,” stated Tom Hill, CEO of Summit Materials.  “Adjusted EBITDA increased 18.1% year-over-year to $172.7 million, supported by organic growth in our Cement Segment and East Segment.  Organic growth contributed nearly 30% of the year-over-year improvement in third quarter Adjusted EBITDA, as we continue to leverage efficiencies afforded by our vertically integrated, decentralized model.”

“Demand fundamentals remain strong in our core regional markets,” continued Hill.  “Organic sales volumes of cement and aggregates increased 10.0% and 2.6%, respectively, in the third quarter 2017, when compared to the prior year period.  Organic sales volumes of cement in our core northern Mississippi River markets increased significantly on a year-over-year basis in the third quarter, while organic aggregates sales volumes in both the East and West Segments increased versus the prior year period.”

“Our two cement plants located along the Mississippi River corridor are operating at capacity, given continued growth in cement demand throughout the region,” continued Hill. “On a year-to-date basis, cement prices have grown organically by 3.6%, consistent with expectations.  Looking to 2018, we anticipate additional growth in cement prices along the Mississippi River corridor.”

“Organic prices on aggregates declined less than 1% in the third quarter, due mainly to sales mix related factors isolated to the West Segment,” continued Hill.  “Excluding mix, we estimate organic aggregates prices increased nearly 3% in the third quarter, versus the prior year period.”

“We continue to deliver exceptional margin capture in our materials lines of business,” continued Hill.  “During the third quarter, adjusted cash gross profit margin on aggregates increased 130 basis points to a record 73.0% while adjusted cash gross profit margin on cement increased 160 basis points to 50.6%.  Temporary disruptions related to Harvey, a category 4 hurricane, impacted operations in Houston, our single largest ready-mix market by volume, resulting in lower overall margin capture in our products line of business in the third quarter.”

“Since our last update in August 2017, we closed on four additional materials-based acquisitions,” noted Hill.  “Our acquisitions of Georgia Stone/McLanahan provide us with an entry point into the growing Georgia market, while the acquisition of Alan Ritchey Materials provides us an entry point into the Dallas market.  Columbia Silica and Stockman are attractive bolt-on acquisitions that expand our existing footprint in South Carolina and Missouri, respectively.  As before, we remain disciplined acquirors, transacting on quality aggregates reserves with high synergy potential.  For the full-year 2017, we are maintaining our annualized acquired EBITDA target range of $50 million to $70 million.”

“From a regional perspective, we remain bullish on Texas, where we have existing positions in Houston, Midland/Odessa, Austin, North Dallas, together with Utah, Nevada, North/South Carolina, Virginia and Georgia.  Over time, we believe each of these regions stand to benefit from a combination of increased state-level infrastructure investment, stable demand for new single-family homes and the subsequent build-out of low-rise commercial amenities,” noted Hill.

“For the full-year 2017, we expect Adjusted EBITDA to be in a range of $425 million to $435 million, down from the previous range of $440 million to $455 million,” stated Hill.  “In the aftermath of Hurricanes Harvey and Irma, sales volumes in our Texas and southeastern U.S. markets temporarily declined below historical levels in September and, to a lesser degree, in October, the combined impact of which has led us to reduce our full-year Adjusted EBITDA guidance.”

“We ended the third quarter with significant available liquidity on our balance sheet with which to support a combination of organic and acquisition-related growth,” stated Brian Harris, CFO of Summit Materials.  “As of September 30, 2017, we had $506 million in cash and availability under our revolving credit facility, up from $224 million in the prior year period.”

“Net leverage was 3.7x exiting the third quarter 2017, versus 4.3x in the prior year period,” continued Harris.  “Looking ahead, we expect net leverage to be at approximately 3.5x by year-end 2017.”

“We are pleased with our year-to-date performance,” continued Hill.  “Although historic volumes of rainfall resulting from the current hurricane season has impacted our full-year outlook, underlying demand conditions remain strong in our private and public end-markets, positioning us for continued profitable growth as we look ahead to 2018.”

Third Quarter 2017 | Financial Performance

Net revenue increased by 19.6% to $574.4 million in the third quarter 2017, versus $480.2 in the prior year period.  The improvement in net revenue was primarily attributable to acquisition-related contributions, increased organic sales volumes of cement, aggregates and asphalt, together with increased organic selling prices on cement, ready-mix concrete and asphalt.  Operating income increased by 28.8% to $113.9 million in the third quarter 2017, when compared to the prior year period.  Adjusted EBITDA increased 18.1% year-over-year to $172.7 million, versus $146.2 million in the prior year period.

In connection with a normal periodic review of its deferred tax assets, the Company released $513.2 million of the valuation allowance against its deferred tax assets that is largely responsible for a $483.6 million income tax benefit realized in the third quarter 2017. Further, given an increase in the probability that deferred tax assets subject to the TRA would be realized, the Company recorded $489.2 million of TRA expense in the third quarter of 2017. The Company has accrued its full liability related to the TRA, which totaled $548.9 million as of September 30, 2017.  This accrued liability is not classified as debt for the purposes of the Company’s net leverage calculation.

West Segment:  Operating income increased 22.4% to $57.5 million in the third quarter 2017, when compared to the prior year period.  Adjusted EBITDA increased by 20.3% to $76.6 million in the third quarter 2017, when compared to the prior year period.  Adjusted EBITDA margin was 26.1% in the third quarter 2017, versus 27.0% in the prior-year period.  Year-over-year organic improvements in sales volumes of aggregates, ready-mix concrete and asphalt, together with acquisition-related EBITDA contributions, were partially offset by lower organic declines in average selling prices on aggregates.

East Segment:  Operating income increased by 5.2% to $36.9 million in the third quarter 2017, when compared to the prior year period.  Adjusted EBITDA increased by 9.4% to $56.4 million in the third quarter 2017, when compared to the prior year period.  Adjusted EBITDA margin declined to 31.5% in the third quarter 2017, versus 33.3% in the prior year period.  Year-over-year organic improvements in average selling prices on aggregates and ready-mix concrete and asphalt, improved organic sales volumes of aggregates and asphalt, together with acquisition-related EBITDA contributions, were offset by a sales volume decline in ready-mix concrete, due in part to weather-related factors.

Cement Segment:  Operating income increased 7.1% to $35.1 million in the third quarter 2017, when compared to the prior year period.  Adjusted EBITDA increased by 16.4% to $46.9 million in the third quarter 2017, when compared to the prior year period.  Adjusted EBITDA margin increased to 46.3% in the third quarter 2017, versus 45.0% in the prior year period.  A year-over-year increase in average selling prices, organic sales volumes, improved production efficiencies and cost reductions all contributed to improved results.

Third Quarter 2017 | Results by Line of Business

Aggregates Business:   Aggregates net revenues increased by 15.7% to $90.6 million in the third quarter 2017, when compared to the prior year period.  Aggregates adjusted cash gross profit margin increased to 73.0% in the third quarter 2017, versus 71.7% in the prior year period.  Organic aggregates sales volumes increased 2.6% in the third quarter 2017, due mainly to increased demand in north Texas, Utah, Vancouver and additional markets in the southeast.  Organic aggregates average selling prices declined 0.8% in the third quarter, mainly in the West Segment, where hurricane-related weather impacted business conditions.

Cement Business:  Cement segment net revenues increased 13.1% to $101.3 million in the third quarter 2017, when compared to the prior-year period.  Cement adjusted cash gross profit margin was 50.6% in the third quarter 2017, versus 49.0% in the prior-year period.  Organic sales volumes and average selling prices on cement increased 10.0% and 3.2%, respectively, when compared to the prior year period.  Strong regional demand in the Company’s northern markets drove organic volume growth in the third quarter, while continued organic growth in sales prices was attributable to previously announced annual price increase effective January 1, 2017.

Products Business:  Net revenues increased 23.5% to $280.0 million in the third quarter 2017, when compared to the prior year period.  Products adjusted cash gross profit margin declined to 26.1% in the third quarter 2017, versus 28.4% in the prior year period.  Organic sales volumes of ready-mix concrete declined 3.1%, versus the prior year period, due to Hurricane-related disruptions in the Houston market.  Organic sales volumes of asphalt increased 11.9%, versus the prior year period, given strength in the north Texas, Austin and Utah markets.

Acquisition Program Update

As of October 2017, the Company has completed fourteen acquisitions on a year-to-date basis, including four transactions that have closed since August 2017.  Total investment spend across the fourteen acquisitions completed year-to-date 2017 was approximately $402 million, including approximately $94 million for the four acquisitions completed since August 2017.

Alan Ritchey Materials (Southern Oklahoma-Northeast Texas).  Alan Ritchey Materials is an aggregates bolt-on acquisition to Summit’s existing business in the northeast Texas market.  This acquisition complements Summit’s existing footprint in the region and provides increased exposure to the fast-growing north Dallas market, Alan Ritchey’s primary shipping destination.  Summit closed on its acquisition of Alan Ritchey in August 2017.

Georgia Stone Products/McLanahan (Northeast Georgia).  Georgia Stone Products is an aggregates bolt-on acquisition comprising two quarries in northeast Georgia.  This transaction represents an expansion westwards into Georgia from Summit’s existing position in the Carolinas.  Summit closed on this acquisition over August/September 2017.

Columbia Silica (Columbia, South Carolina).  Columbia Silica is an aggregates bolt-on acquisition in central South Carolina.  This acquisition is a strong complementary fit with the recent Glasscock acquisition also in South Carolina (acquired May 2017) and brings additional scale to Summit’s growing footprint in the region.  Summit closed on its acquisition of Columbia Silica in September 2017.

Stockman Quarry (Central Missouri).  Stockman is an aggregates bolt-on acquisition to our existing position in central Missouri.  This transaction brings new market expansion to Summit’s existing Missouri business.  Summit closed on its acquisition of Stockman in October 2017.

Liquidity and Capital Resources

At September 30, 2017, the Company had cash on hand of $287.1 million and borrowing capacity under its revolving credit facility of $218.9 million.  The borrowing capacity on the revolving credit facility is fully available to the Company within the terms and covenant requirements of its credit agreement.  As of September 30, 2017, the Company had $1.8 billion in debt outstanding.

Financial Guidance and Outlook

Due mainly to the combined effects of Hurricane Harvey, which impacted the Houston market beginning in late August 2017, and Hurricane Irma, which impacted regions of Virginia and South Carolina beginning in early September 2017, the Company is lowering its full-year 2017 Adjusted EBITDA guidance from a range of $440 million to $455 million to a range of $425 million to $435 million.  The downwardly revised Adjusted EBITDA outlook includes the partial-year impact of the four acquisitions completed since August 2017.  No additional potential acquisitions are included within the Company’s full-year 2017 Adjusted EBITDA guidance.

The Company is raising its full-year 2017 capital spending guidance from a range of $140 million to $160 million, to a range of $180 million to $190 million.  The upwardly revised capital spending guidance includes incremental investments related to discretionary organic growth investments, land/reserve acquisitions, together with acquisition-related maintenance expenditures.

Webcast and Conference Call Information

Summit Materials will conduct a conference call today at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s third quarter 2017 financial results.  A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-877-407-0784
International Live:	1-201-689-8560
Conference ID:	86972581

To listen to a replay of the teleconference, which will be available through November 30, 2017:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	13670383

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential, and end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets.  For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow and Net Leverage which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Cash Gross Profit may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA, Adjusted EBITDA margin and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Cash Gross Profit, Adjusted Net Income, Adjusted EPS and Free Cash Flow reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure.  Reconciliations of the non-GAAP measures used in this press release are included in the attached tables.  Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This report includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Annual Report”), as filed with the Securities and Exchange Commission (the “SEC”), any factors discussed in the section entitled “Risk Factors” of this report and the following:

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	our substantial current level of indebtedness;

-	our dependence on senior management and other key personnel; and

-	interruptions in our information technology systems and infrastructure.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

Any forward-looking statement that we make herein speaks only as of the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Revenue:
Product	$465,556	$386,236	$1,088,299	$907,679
Service	108,831	93,974	223,500	193,206
Net revenue	574,387	480,210	1,311,799	1,100,885
Delivery and subcontract revenue	59,794	49,227	130,752	102,205
Total revenue	634,181	529,437	1,442,551	1,203,090
Cost of revenue (excluding items shown separately below):
Product	277,301	224,868	677,861	559,293
Service	72,450	61,725	154,408	136,250
Net cost of revenue	349,751	286,593	832,269	695,543
Delivery and subcontract cost	59,794	49,227	130,752	102,205
Total cost of revenue	409,545	335,820	963,021	797,748
General and administrative expenses	59,175	64,096	175,729	184,956
Depreciation, depletion, amortization and accretion	48,969	39,427	133,756	109,195
Transaction costs	2,581	1,684	6,474	5,290
Operating income	113,911	88,410	163,571	105,901
Interest expense	28,921	25,273	79,876	72,467
Loss on debt financings	—	—	190	—
Tax receivable agreement expense	489,215	—	490,740	—
Other (income) expense, net	(2,716)	722	(3,963)	1,270
(Loss) income from operations before taxes	(401,509)	62,415	(403,272)	32,164
Income tax (benefit) expense	(483,584)	1,309	(482,327)	(7,913)
Net income	82,075	61,106	79,055	40,077
Net income (loss) attributable to noncontrolling interest in subsidiaries	59	92	(27)	57
Net income attributable to Summit Holdings (1)	2,964	16,194	2,474	2,947
Net income attributable to Summit Inc.	$79,052	$44,820	$76,608	$37,073
Income per share of Class A common stock:
Basic	$0.73	$0.60	$0.72	$0.59
Diluted	$0.72	$0.60	$0.71	$0.40
Weighted average shares of Class A common stock:
Basic	108,024,055	74,433,487	106,698,076	62,686,433
Diluted	109,303,412	74,579,797	107,327,624	101,479,150

(1)	Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	September 30,	December 31,
	2017	2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$287,082	$143,392
Accounts receivable, net	295,491	162,377
Costs and estimated earnings in excess of billings	39,316	7,450
Inventories	181,784	157,679
Other current assets	11,669	12,800
Total current assets	815,342	483,698
Property, plant and equipment, less accumulated depreciation, depletion and amortization (September 30, 2017 - $592,086 and December 31, 2016 - $484,554)	1,620,123	1,446,452
Goodwill	1,012,771	782,212
Intangible assets, less accumulated amortization (September 30, 2017 - $6,376 and December 31, 2016 - $7,854)	16,995	17,989
Deferred tax assets, less valuation allowance (September 30, 2017 - $2,677 and December 31, 2016 - $502,839)	477,493	4,326
Other assets	50,068	46,789
Total assets	$3,992,792	$2,781,466
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,500	$6,500
Current portion of acquisition-related liabilities	25,153	24,162
Accounts payable	134,925	81,565
Accrued expenses	130,502	111,605
Billings in excess of costs and estimated earnings	18,043	15,456
Total current liabilities	315,123	239,288
Long-term debt	1,807,064	1,514,456
Acquisition-related liabilities	36,326	32,664
Tax receivable agreement liability	548,885	58,145
Other noncurrent liabilities	68,030	76,874
Total liabilities	2,775,428	1,921,427

Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 108,465,688 and 96,033,222 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	1,085	961
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 100 shares issued and outstanding as of September 30, 2017 and December 31, 2016	—	—
Additional paid-in capital	1,098,151	824,304
Accumulated earnings	95,636	19,028
Accumulated other comprehensive income (loss)	6,688	(2,249)
Stockholders’ equity	1,201,560	842,044
Noncontrolling interest in consolidated subsidiaries	1,351	1,378
Noncontrolling interest in Summit Holdings	14,453	16,617
Total stockholders’ equity	1,217,364	860,039
Total liabilities and stockholders’ equity	$3,992,792	$2,781,466

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

($ in thousands)

	Nine months ended
	September 30,	October 1,
	2017	2016
Cash flow from operating activities:
Net income	$79,055	$40,077
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	140,634	118,026
Share-based compensation expense	14,148	46,123
Deferred income tax benefit (expense)	4,768	(8,994)
Net gain on asset disposals	(6,063)	(5,844)
Non-cash loss on debt financings	85	—
Other	(855)	(971)
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable, net	(98,961)	(81,234)
Inventories	(12,835)	(17,072)
Costs and estimated earnings in excess of billings	(31,606)	(34,349)
Other current assets	6,043	(2,876)
Deferred tax assets, net	(488,852)	-
Other assets	(3,141)	(217)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	38,357	23,812
Accrued expenses	3,854	8,948
Billings in excess of costs and estimated earnings	2,386	2,138
Tax receivable agreement liability	490,740	-
Other liabilities	(5,324)	(3,044)
Net cash provided by operating activities	132,433	84,523
Cash flow from investing activities:
Acquisitions, net of cash acquired	(371,479)	(331,463)
Purchases of property, plant and equipment	(147,478)	(121,945)
Proceeds from the sale of property, plant and equipment	13,290	16,222
Other	182	1,500
Net cash used for investing activities	(505,485)	(435,686)
Cash flow from financing activities:
Proceeds from equity offerings	237,600	—
Capital issuance costs	(627)	(136)
Proceeds from debt issuances	302,000	354,000
Debt issuance costs	(5,317)	(5,675)
Payments on debt	(12,887)	(114,254)
Payments on acquisition-related liabilities	(22,616)	(28,920)
Distributions from partnership	(109)	(9,049)
Other	17,964	105
Net cash provided by financing activities	516,008	196,071
Impact of foreign currency on cash	734	330
Net increase (decrease) in cash	143,690	(154,762)
Cash and cash equivalents—beginning of period	143,392	186,405
Cash and cash equivalents—end of period	$287,082	$31,643

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Revenue Data by Segment and Line of Business

($ in thousands)

	Three months ended		Nine months ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016

Segment Net Revenue:
West	$293,851	$235,667	$675,674	$558,488
East	179,262	154,980	406,787	339,229
Cement	101,274	89,563	229,338	203,168
Net Revenue	$574,387	$480,210	$1,311,799	$1,100,885

Line of Business - Net Revenue:
Materials
Aggregates	$90,594	$78,274	$236,437	$201,217
Cement (1)	94,915	81,154	213,243	179,658
Products	280,047	226,808	638,619	526,804
Total Materials and Products	465,556	386,236	1,088,299	907,679
Services	108,831	93,974	223,500	193,206
Net Revenue	$574,387	$480,210	$1,311,799	$1,100,885

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$24,478	$22,166	$86,000	$77,444
Cement	43,715	37,273	107,399	89,831
Products	206,911	162,410	479,274	385,544
Total Materials and Products	275,104	221,849	672,673	552,819
Services	74,647	64,744	159,596	142,724
Net Cost of Revenue	$349,751	$286,593	$832,269	$695,543

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$66,116	$56,108	$150,437	$123,773
Cement (3)	51,200	43,881	105,844	89,827
Products	73,136	64,398	159,345	141,260
Total Materials and Products	190,452	164,387	415,626	354,860
Services	34,184	29,230	63,904	50,482
Adjusted Cash Gross Profit	$224,636	$193,617	$479,530	$405,342

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	73.0%	71.7%	63.6%	61.5%
Cement (3)	50.6%	49.0%	46.2%	44.2%
Products	26.1%	28.4%	25.0%	26.8%
Services	31.4%	31.1%	28.6%	26.1%
Total Adjusted Cash Gross Profit Margin	39.1%	40.3%	36.6%	36.8%

(1)

Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.

(2)

Previously, we presented gross profit as a non- GAAP metric. We have renamed that metric adjusted cash gross profit to be more descriptive of the calculation. Adjusted cash gross profit calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.

(3)

The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Volume and Price Statistics

(Units in thousands)

	Three months ended		Nine months ended
Total Volume	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Aggregates (tons)	11,998	10,658	31,247	27,302
Cement (tons)	850	757	1,925	1,699
Ready-mix concrete (cubic yards)	1,320	1,083	3,463	2,798
Asphalt (tons)	2,124	1,735	4,004	3,269

	Three months ended		Nine months ended
Pricing	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Aggregates (per ton)	$10.23	$10.19	$10.04	$9.91
Cement (per ton)	113.15	109.35	112.45	108.26
Ready-mix concrete (per cubic yards)	106.09	103.36	104.63	103.48
Asphalt (per ton)	54.37	53.91	54.55	55.63

Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	12.6%	0.4%	14.4%	1.3%
Cement (per ton)	12.3%	3.5%	13.3%	3.9%
Ready-mix concrete (per cubic yards)	21.9%	2.6%	23.8%	1.1%
Asphalt (per ton)	22.4%	0.9%	22.5%	(1.9)%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	2.6%	(0.8)%	3.4%	(0.2)%
Cement (per ton)	10.0%	3.2%	10.2%	3.6%
Ready-mix concrete (per cubic yards)	(3.1)%	0.2%	(1.2)%	0.0%
Asphalt (per ton)	11.9%	0.8%	12.1%	(1.8)%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business

($ and Units in thousands, except pricing information)

	Three months ended September 30, 2017
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	11,998	$10.23	$122,796	$(32,202)	$90,594
Cement	850	113.15	96,223	(1,308)	94,915
Materials			$219,019	$(33,510)	$185,509
Ready-mix concrete	1,320	106.09	140,049	(115)	139,934
Asphalt	2,124	54.37	115,470	(161)	115,309
Other Products			109,976	(85,172)	24,804
Products			$365,495	$(85,448)	$280,047

	Nine months ended September 30, 2017
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	31,247	$10.04	$313,686	$(77,249)	$236,437
Cement	1,925	112.45	216,512	(3,269)	213,243
Materials			$530,198	$(80,518)	$449,680
Ready-mix concrete	3,463	104.63	362,349	(525)	361,824
Asphalt	4,004	54.55	218,403	(346)	218,057
Other Products			262,958	(204,220)	58,738
Products			$843,710	$(205,091)	$638,619

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Non-GAAP Financial Measures

($ in thousands, except share and per share amounts)

The tables below reconcile our net income (loss) to Adjusted EBITDA by segment for the three and nine months ended September 30, 2017 and October 1, 2016 and the twelve months ended September 30, 2017 and October 1, 2016.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended September 30, 2017
by Segment	West	East	Cement	Corporate	Consolidated
(in thousands)
Net income (loss)	$54,839	$37,617	$36,056	$(46,437)	$82,075
Interest expense (income)	1,839	889	(1,011)	27,204	28,921
Income tax expense (benefit)	889	—	—	(484,473)	(483,584)
Depreciation, depletion and amortization	18,697	17,416	11,751	619	48,483
EBITDA	$76,264	$55,922	$46,796	$(503,087)	$(324,105)
Accretion	210	212	64	—	486
Loss on debt financings	—	—	—	—	—
Tax receivable agreement expense	—	—	—	489,215	489,215
Transaction costs	14	—	—	2,567	2,581
Non-cash compensation	—	—	—	4,724	4,724
Other	149	263	—	(612)	(200)
Adjusted EBITDA	$76,637	$56,397	$46,860	$(7,193)	$172,701
Adjusted EBITDA Margin (1)	26.1%	31.5%	46.3%		30.1%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended October 1, 2016
by Segment	West	East	Cement	Corporate	Consolidated
(in thousands)
Net income (loss)	$42,249	$34,657	$32,823	$(48,623)	$61,106
Interest expense (income)	2,556	1,929	(178)	20,966	25,273
Income tax expense	97	—	—	1,212	1,309
Depreciation, depletion and amortization	16,301	14,572	7,610	572	39,055
EBITDA	$61,203	$51,158	$40,255	$(25,873)	$126,743
Accretion	191	172	9	—	372
IPO/ Legacy equity modification costs	—	—	—	12,506	12,506
Transaction costs	75	20	—	1,589	1,684
Non-cash compensation	—	—	—	3,801	3,801
Other	2,214	208	—	(1,337)	1,085
Adjusted EBITDA	$63,683	$51,558	$40,264	$(9,314)	$146,191
Adjusted EBITDA Margin (1)	27.0%	33.3%	45.0%		30.4%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Nine months ended September 30, 2017
by Segment	West	East	Cement	Corporate	Consolidated
(in thousands)
Net income (loss)	$93,342	$46,124	$65,785	$(126,196)	$79,055
Interest expense (income)	5,586	2,503	(2,345)	74,132	79,876
Income tax expense (benefit)	1,424	(21)	—	(483,730)	(482,327)
Depreciation, depletion and amortization	51,389	49,343	29,702	1,940	132,374
EBITDA	$151,741	$97,949	$93,142	$(533,854)	$(191,022)
Accretion	600	596	186	—	1,382
Loss on debt financings	—	—	—	190	190
Tax receivable agreement expense	—	—	—	490,740	490,740
Transaction costs	23	—	—	6,451	6,474
Non-cash compensation	—	—	—	14,148	14,148
Other	492	966	—	(1,804)	(346)
Adjusted EBITDA	$152,856	$99,511	$93,328	$(24,129)	$321,566
Adjusted EBITDA Margin (1)	22.6%	24.5%	40.7%		24.5%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Nine months ended October 1, 2016
by Segment	West	East	Cement	Corporate	Consolidated
(in thousands)
Net income (loss)	$67,705	$46,369	$53,395	$(127,392)	$40,077
Interest expense	7,087	5,827	3,322	56,231	72,467
Income tax expense (benefit)	175	—	—	(8,088)	(7,913)
Depreciation, depletion and amortization	48,044	36,984	21,116	1,849	107,993
EBITDA	$123,011	$89,180	$77,833	$(77,400)	$212,624
Accretion	670	501	31	—	1,202
IPO/ Legacy equity modification costs	—	—	—	37,257	37,257
Transaction costs	440	25	—	4,825	5,290
Non-cash compensation	—	—	—	8,866	8,866
Other	3,426	699	964	(996)	4,093
Adjusted EBITDA	$127,547	$90,405	$78,828	$(27,448)	$269,332
Adjusted EBITDA Margin (1)	22.8%	26.7%	38.8%		24.5%

	Twelve months ended (2)
Reconciliation of Net Income to Adjusted EBITDA	September 30, 2017	October 1, 2016
(in thousands)
Net income	$85,104	$87,493
Interest expense	104,945	94,865
Income tax benefit	(479,713)	(13,708)
Depreciation, depletion and amortization	172,117	140,625
EBITDA	$(117,547)	$309,275
Accretion	1,744	1,475
IPO/ Legacy equity modification costs	—	37,257
Loss on debt financings	190	7,318
Tax receivable agreement expense	505,678	—
Transaction costs	7,981	6,765
Management fees and expenses	(1,379)	—
Non-cash compensation	17,965	10,176
(Gain) loss on disposal and impairment of assets	3,805	(16,561)
Other	5,144	3,956
Adjusted EBITDA	$423,581	$359,661
Adjusted EBITDA Margin (1)	24.9%	24.6%

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenue.
(2)

Information for the twelve months ended September 30, 2017 is calculated as the nine months ended September 30, 2017 plus the year ended December 31, 2016 less the nine months ended October 1, 2016.  Information for the twelve months ended October 1, 2016 is calculated as the nine months ended October 1, 2016 plus the year ended January 2, 2016 less the nine months ended September 26, 2015. This presentation is not in accordance with U.S. GAAP. We believe this information is useful to investors as we use it to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. In addition, we use such trailing twelve month financial data to test compliance with covenants under our senior secured credit facilities.

The table below reconciles our net income per share attributable to Summit Materials, Inc. to adjusted diluted net income per share for the three and nine months ended September 30, 2017 and October 1, 2016. The per share amount of the net income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income per share.

	Three months ended				Nine months ended
	September 30, 2017		October 1, 2016		September 30, 2017		October 1, 2016
Reconciliation of Net Income Per Share to Adjusted Diluted EPS	Net Income	Per Share	Net Income	Per Share	Net Income	Per Share	Net Income	Per Share
Net income attributable to Summit Materials, Inc.	$79,052	$0.70	$44,820	$0.44	$76,608	$0.69	$37,073	$0.37
Adjustments:
Net income attributable to noncontrolling interest	2,964	0.03	16,194	0.16	2,474	0.02	2,947	0.03
IPO/ Legacy equity modification costs	—	—	12,506	0.11	—	—	37,257	0.37
Loss on debt financings	—	—	—	—	190	—	—	—
Adjusted diluted net income before tax related adjustments	82,016	0.73	73,520	0.71	79,272	0.71	77,277	0.76
Tax receivable agreement expense	489,215	4.37	—	—	490,740	4.41	—	—
Valuation allowance release	(513,191)	(4.58)	—	—	(513,191)	(4.61)	—	—
Adjusted diluted net income	$58,040	$0.52	$73,520	$0.71	$56,821	$0.51	$77,277	$0.76
Weighted-average shares:
Class A common stock	108,024,055		74,433,487		106,698,076		62,686,433
LP Units outstanding	4,039,020		26,731,747		4,560,976		38,470,523
Total equity interest	112,063,075		101,165,234		111,259,052		101,156,956

The following table reconciles operating income to adjusted cash gross profit and adjusted cash gross profit margin for the three and nine months ended September 30, 2017 and October 1, 2016.

	Three months ended		Nine months ended
	September 30,	October 1,	September 30,	October 1,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2017	2016	2017	2016
($ in thousands)
Operating income	$113,911	$88,410	$163,571	$105,901
General and administrative expenses	59,175	64,096	175,729	184,956
Depreciation, depletion, amortization and accretion	48,969	39,427	133,756	109,195
Transaction costs	2,581	1,684	6,474	5,290
Adjusted Cash Gross Profit (exclusive of items shown separately)	$224,636	$193,617	$479,530	$405,342
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	39.1%	40.3%	36.6%	36.8%

(1)	Adjusted cash gross profit margin is defined as adjusted cash gross profit as a percentage of net revenue.

The following table reconciles net cash used for operating activities to free cash flow for the three and nine months ended September 30, 2017 and October 1, 2016.

	Three months ended		Nine months ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Net income	$82,075	$61,106	$79,055	$40,077
Non-cash items	55,395	55,899	152,717	148,340
Net income adjusted for non-cash items	137,470	117,005	231,772	188,417
Change in working capital accounts	(16,186)	(5,982)	(99,339)	(103,894)
Net cash provided by operating activities	121,284	111,023	132,433	84,523
Capital expenditures, net of asset sales	(33,511)	(23,496)	(134,188)	(105,723)
Free cash flow	$87,773	$87,527	$(1,755)	$(21,200)

Contact:

Mr. Noel Ryan

Vice President, Investor Relations

Summit Materials, Inc.

noel.ryan@summit-materials.com